Exhibit 2.1
STOCK AND NOTE PURCHASE AGREEMENT
among
COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
as Buyer,
COMPASS GROUP INVESTMENTS, INC.
and
COMPASS MEDICAL MATTRESSES PARTNERS, LP
as Seller
Dated as of July 31, 2006

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TABLE OF CONTENTS
(continued)

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STOCK AND NOTE PURCHASE AGREEMENT
     This Stock and Note Purchase Agreement (“Agreement”) is made as of July 31, 2006, by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company (“Buyer”), Compass Group Investments, Inc., a Bahamian International Business Company (“CGI”), and Compass Medical Mattresses Partners, LP, a Bahamian limited partnership (“Seller”).
RECITALS
     A. The Buyer is wholly-owned by Compass Diversified Trust, a statutory business trust formed under the laws of the State of Delaware (the “Trust”).
     B. CGI wholly-owns, indirectly, the Seller.
     C. Seller is the controlling stockholder of Anodyne Medical Device, Inc., a Delaware corporation (“Anodyne”), and owns, and holds of record, 70,640 shares of Series A common stock, $0.01 par value of Anodyne (the “Common Stock”) and 109,136 shares of Series A convertible preferred stock, $0.01 par value of Anodyne (the “Convertible Preferred Stock” and, together with the Common Stock, the “Shares”).
     D. Seller is, pursuant to that certain Credit Agreement, dated as February 15, 2006 (the “Credit Agreement”), by and among Seller, and AMF Support Surfaces, Inc., a California corporation (“AMF”), and SenTech Medical Systems, Inc., a Florida corporation formerly known as SenTech Acquisition Corp. (“SenTech” and, together with AMF, each a “Borrower” and collectively the “Borrowers”), lender to the Borrowers and the holder of the Note (as defined in the Credit Agreement), which Note evidences the Loans (as defined in the Credit Agreement).
     E. CGI and the Seller desire that the Seller sell, and Buyer desires to purchase, all of the Shares and the Note for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “AMF” — as defined in the Recitals of this Agreement.
     “AMF Acquisition Agreement” — that certain Agreement and Plan of Merger, dated as of February 15, 2006, among Anodyne, AMF Acquisition Corp., AMF and Charles C. Wyatt, pursuant to which AMF Acquisition Corp. was merged with and into AMF.
     “Anatomic” — Anatomic Concepts Acquisition Corp., a Delaware corporation that is wholly owned by Anodyne and which has conducted no business to date, being formed for the sole purpose of effectuating the potential acquisition of the business of Anatomic Concepts, Inc., a third party unrelated to any of the parties hereto.
     “Anodyne” — as defined in the Recitals of this Agreement.

     “Affiliate” — with respect to any Person, (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Applicable Contract” — with respect to a particular Person, any Contract (a) under which such Person or its Subsidiaries has or may acquire any rights, (b) under which such Person or its Subsidiaries has or may become subject to any obligation or liability, or (c) by which such Person or any of its Subsidiaries or any of the assets owned or used by any of them is or may become bound.
     “Average Closing Price” — as defined in Section 2.2(c).
     “Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a Materially Adverse Change in the benefits to such Person of this Agreement and the Contemplated Transactions.
     “Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or of any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach or violation of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, violation, failure, claim, occurrence, or circumstance.
     “Buyer” — as defined in the Preamble to this Agreement.
     “Buyer’s Allocable Percentage” —47.3095%, representing Buyer’s equity ownership of Anodyne immediately after Closing.
     “Buyer Indemnification Cap” — as defined in Section 8.3(b).
     “Buyer Indemnified Persons” — as defined in Section 8.2(a).
     “Buyer Threshold Amount” — as defined in Section 8.3(b).
     “Cash Consideration” — as defined in Section 2.2(c).
     “CGI” — as defined in the Preamble to this Agreement.
     “Closing” — as defined in Section 2.3.
     “Closing Date” — the date on which the Closing actually takes place.
     “CODI Shares” — shares of stock of the Trust, which stock trades on the Nasdaq National Market under the symbol “CODI”.
     “Common Stock” — as defined in the Recitals of this Agreement.

     “Consent” — any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” — all of the transactions contemplated by this Agreement, including:
     (a) the sale of the Shares and the Note by Seller to Buyer;
     (b) the performance by Buyer and the Seller of their respective covenants and obligations under this Agreement;
     (c) Buyer’s acquisition and ownership of the Shares and exercise of control over Anodyne; and
     (d) Buyer’s acquisition and ownership of the Note (as defined in the Credit Agreement) and exercise of its rights as lender under the Credit Agreement.
     “Contract” — any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Convertible Preferred Stock” — as defined in the Recitals of this Agreement.
     “Credit Agreement” — as defined in the Recitals of this Agreement.
     “Damages” — the amount of any loss, liability, claim, damage (excluding incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorneys’ fees, but excluding any actual or claimed diminution of value), whether or not involving a third-party claim, suffered or incurred by, for purposes of Sections 8.2, Buyer Indemnified Persons and, for purposes of Section 8.3, CGI and Seller. For purposes of this Agreement, Damages, when determined by reference to losses, liabilities, damages and/or expenses of, or claims, will be deemed suffered or incurred by Buyer Indemnified Persons only to the extent of Buyer’s Allocable Percentage thereof.
     “Disclosure Letter” — the disclosure letter delivered by the Seller to Buyer concurrently with the execution and delivery of this Agreement.
     “Encumbrance” — any charge, claim, community property interest, condition, deed of trust, easement, encumbrance, equitable interest, lien, lease, mortgage, option, pledge, security interest, right of first refusal, proxy, servitude or similar restriction, including any restriction on use, voting (including any such restriction imposed under any voting trust), transfer, receipt of income, or exercise of any other attribute of ownership.
     “Facilities” — with respect to any Person, any real property, leaseholds, or other interests currently or formerly owned or operated by such Person or its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by such Person or its Subsidiaries.
     “GAAP” — United States generally accepted accounting principles as of the date hereof, consistently applied.
     “Governmental Authorization” — any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     “Governmental Body” — any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Historical Claim” — as defined in Section 5.1(a).
     “Historical Claim Notice” — as defined in Section 5.1(a).
     “Historical Purchase Agreement” — the Anodyne Medical Device, Inc. Stock Purchase Agreement dated as of February 15, 2006 by and among Seller and the other purchasers party thereto and Anodyne.
     “Indemnification Cap” — as defined in Section 8.2(b).
     “Knowledge” — with respect to any Person, the actual knowledge such Person or, if such Person is a corporation, the actual knowledge of each individual who is serving, or who has at any time served, as a director or chief executive officer of that corporation or, if such Person is a limited partnership, the actual knowledge of each individual who is serving, or who has at any time served, as a director, chief executive officer or manager of the general partner of that limited partnership.
     “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
     “Material Adverse Effect” or “Material Adverse Change” — with respect to a particular Person (the “Principal”), any effect or change that would be materially adverse to the business of the Principal and its Subsidiaries, or to the ability of the Principal or its Subsidiaries to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Principal and its Subsidiaries, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, and (b) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof.

     “Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if-
     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-today operations of such Person; and
     (b) such action does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).
     “Organizational Documents” — (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
     “Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” — as defined in Section 2.2(b).
     “Related Person” — with respect to a particular individual:
     (a) each other member of such individual’s Family;
     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
     (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
     (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
     (b) any Person that holds a Material Interest in such specified Person;
     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

     (d) any Person in which such specified Person holds a Material Interest;
     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
     (f) any Related Person of any individual described in clause (b) or (c).
     For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 51% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 51% of the outstanding equity securities or equity interests in a Person.
     “Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Securities Act” — the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Seller” — as defined in the Preamble to this Agreement.
     “SenTech” — as defined in the Recitals of this Agreement.
     “SenTech Acquisition Agreement” — that certain Asset Purchase Agreement, dated as of February 15, 2006, among SenTech, SenTech Medical Systems, Inc. and those individual shareholders a party thereto, pursuant to which SenTech acquired substantially all of the assets of SenTech Medical Systems, Inc.
     “Share Purchase Price” — as defined in Section 2.2(a).
     “Shares” — as defined in the Recitals of this Agreement.
     “Subsidiary” — with respect to any Person (the “Owner”), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or any other entity (i) of which the securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies.
     “Threatened” — a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
     “Threshold Amount” — as defined in Section 8.2(b).
     “Trust” — as defined in the Preamble to this Agreement.

2. SALE AND TRANSFER OF SHARES; CLOSING
     2.1 Purchase and Sale
     Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell and transfer to Buyer, and Buyer will purchase from the Seller, the Shares and the Note.
     2.2 Purchase Price
          (a) The purchase price for the Shares will be $14,314,750.40 (the “Share Purchase Price”) (consisting of $1,076,553.60 for the Common Stock and $13,238,196.80 for the Convertible Preferred Stock).
          (b) The purchase price for the Note will be $10,750,000 (the “Note Purchase Price” and, together with the Share Purchase Price, the “Purchase Price”).
          (c) The aggregate consideration that will comprise the Purchase Price shall be the Cash Consideration plus 950,000 of the CODI Shares. The term “Cash Consideration” means that amount equal to (i) the Purchase Price minus (ii) the Average Closing Price multiplied by 950,000. The term “Average Closing Price” means the average closing price of the CODI Shares for the ten (10) consecutive trading days on which such shares were actually traded on the Nasdaq National Market (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source selected by Buyer) ending at the close of trading on the second trading day prior to the date of this Agreement.
     2.3 Closing
     The purchase and sale of the Shares and the Note (the “Closing”) will take place at the offices of Buyer at 61 Wilton Road, Second Floor, Westport, Conncecticut, at 10:00 a.m. (local time) on the Closing Date, or at such other time and place as the parties may agree.
     2.4 Closing Obligations
     At the Closing:
          (a) CGI and Seller will deliver, or cause to be delivered, to Buyer:
          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;
          (ii) the Note, duly endorsed, for transfer to Buyer;
          (iii) a certificate, dated as of the Closing Date, executed on behalf of CGI and Seller by authorized officers of each, representing and warranting to Buyer that the conditions specified in Section 6.1 and Section 6.2 (as such conditions relate to the representations and warranties in Section 3 and the covenants and obligations in respect of Anodyne and the Shares and the Note) have been fulfilled;
          (iv) all books and records of Anodyne and its Subsidiaries within the possession or control of CGI or Seller;
          (v) a certificate of good standing for Anodyne, dated of recent date, from the Secretary of State of the State of Delaware, and a certificate of good standing or its equivalent for each Subsidiary of Anodyne, each dated of recent date, from the Secretary of State of the state of its organization or formation;
          (vi) copies of Seller’s Organizational Documents and the resolutions adopted by its applicable governing body authorizing the execution, delivery and performance by it of this Agreement and the sale of the Shares and the Note to Buyer, accompanied by the certificate of an authorized representative of Seller certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf;
          (vii) copies of the Organizational Documents of Anodyne, accompanied by a certificate of an authorized representative of Anodyne or Seller certifying that such Organizational Documents remain in full force and effect;
          (viii) an assignment agreement, duly executed and fully completed by Seller as lender to Anodyne, and such other agreements, certificates and instruments as Buyer may require, each in form and substance acceptable to Buyer, pursuant to which all of Seller’s rights and interests in and obligations under the Credit Agreement and the other Loan Documents (as such term is the Credit Agreement) are assigned to and accepted by Buyer; and
          (ix) that certain Note Purchase and Sale Agreement, between Seller and Buyer, duly executed by Seller, pursuant to which Seller transfers and assigns all of its rights and interests in and obligations under that certain Promissory Note, dated February 15, 2006 and in the original principal amount of $4,980,000, of Hollywood Support Partners, LLC to Buyer, together with evidence satisfactory to Buyer that all of the conditions to closing as specified therein have been satisfied.
          (b) Buyer will deliver, or cause to be delivered, to or as directed in writing by CGI:
          (i) (A) the Cash Consideration in cash by wire transfer of immediately available funds to such bank account or accounts as CGI may specify and (B) 950,000 of the CODI Shares, the aggregate fair value of which is hereby agreed by the parties hereto to be equal to the Purchase Price;
          (ii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date;
          (iii) a certificate of good standing for Purchaser, dated of recent date, from the Secretary of State of the State of Delaware;
          (iv) a copy of Buyer’s Organizational Documents and the resolutions adopted by its Board of Directors authorizing the execution, delivery and performance by it of this Agreement and the purchase by it of the Shares, accompanied by the certificate of the Secretary of Buyer certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf; and
          (v) such other documents and instruments as may be reasonably required by CGI or the Seller to consummate the purchase of the Shares and the Note;
          (c) CGI will deliver, or cause to be delivered, to or as directed in writhing by Buyer:

          (i) a copy of CGI’s Memorandum and Articles of Association and the resolutions adopted by its applicable governing body authorizing the execution, delivery and performance by it of this Agreement, accompanied by the certificate of the Secretary or other authorized officer of CGI certifying that such certificate of incorporation and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement on its behalf;
          (ii) a certificate of good standing (or its equivalent) for CGI, dated of recent date, from the Registrar’s Office of the Commonwealth of the Bahamas; and
          (iii) such other documents and instruments as may be reasonably required by Buyer to consummate, or evidence the consummation of, the Contemplated Transactions.
3.	REPRESENTATIONS AND WARRANTIES OF CGI AND SELLER IN RESPECT OF ANODYNE
     Except as otherwise set forth in the Disclosure Letter to this Agreement, CGI and Seller, jointly and severally, hereby represent and warrant to Buyer as follows:
     3.1 Organization and Good Standing
          (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each of Anodyne and its Subsidiaries of its name and its jurisdiction of incorporation or organization. Each of Anodyne and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its material obligations under Applicable Contracts.
          (b) Each of Anodyne and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Anodyne and its Subsidiaries taken as a whole.
          (c) Except as disclosed in Part 3.1 of the Disclosure Letter, Anodyne has no Subsidiaries and no ownership interest in any corporation, joint venture, trust, partnership, limited liability company or any other entity.
          (d) CGI and Seller have delivered or made available to Buyer copies of the Organizational Documents of each of Anodyne and its Subsidiaries, as currently in effect.
     3.2 Authority; No Conflict
          (a) This Agreement constitutes the legal, valid, and binding obligation of CGI and Seller, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. Each of CGI and Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by each of CGI and Seller of this Agreement and any related agreements to which they are parties and the consummation by each of them of the Contemplated Transactions and any transactions contemplated by such related agreements (to the extent applicable to them) have been duly authorized and approved and no other action with respect to CGI and Seller is necessary to authorize this Agreement, such related agreements or such transactions contemplated hereby or thereby.
          (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of CGI or Seller, or (B) any resolution adopted by the board of directors or the stockholders or other equity holders of CGI or Seller;
          (ii) contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of Anodyne and its Subsidiaries or CGI and Seller, or any of the assets owned or used by any of Anodyne and its Subsidiaries, may be subject;
          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by any of Anodyne and its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, any of Anodyne and its Subsidiaries;
          (iv) contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract of Anodyne or its Subsidiaries or CGI and Seller; or
          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Shares or the Note or to any of the assets owned or used by any of Anodyne and its Subsidiaries.
     Except as set forth in Part 3.2 of the Disclosure Letter, none of CGI and Seller, Anodyne or any of its Subsidiaries is or will be required (x) to give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3 Capitalization; Title to Shares and Note
          (a) The authorized equity securities of Anodyne consist of: (i) 250,000 shares of Series A common stock, par value $0.01 per share, of which 200,000 shares are issued and outstanding; (ii) 500,000 shares of Series B Common Stock, of which 129,360 shares are issued and outstanding; (iii) 250,000 shares of Series A Convertible Preferred Stock, of which 180,000 shares are issued and outstanding; and (iv) 500,000 shares of 13% Series B cumulative redeemable preferred stock, par value $100.00 per share, of which no shares are issued and outstanding. Seller is and will be on the Closing Date the record and beneficial owner, and holder of the Shares, free and clear of all Encumbrances. All of the Shares were duly authorized and validly issued and are fully paid and nonassessable. None of the Shares was issued in violation of the Securities Act or any other Legal Requirement.
          (b) Except as set forth in Part 3.3 of the Disclosure Letter, all the outstanding equity securities of each Subsidiary of Anodyne are owned, directly or indirectly, of record and beneficially by Anodyne, free and clear of all Encumbrances..

          (c) The Note (i) was duly and validly issued, (ii) is free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable federal and state securities laws, and (iii) was issued in compliance with the registration requirements of all applicable federal and state securities laws.
     3.4 Compliance with Legal Requirements
          To the Knowledge of CGI and Seller, each of Anodyne and its Subsidiaries is in compliance with all applicable Legal Requirements of any Governmental Body (and all agencies thereof), except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Anodyne and its Subsidiaries taken as a whole.
     3.5 Legal Proceedings
          Except as disclosed in Part 3.5 of the Disclosure Letter, there is no Proceeding that is pending against Anodyne or its Subsidiaries or that challenges any of the Contemplated Transactions. To the Knowledge of CGI and Seller, (i) no such Proceeding has been Threatened, and (i) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
     3.6 Business of Anodyne
     Anodyne is engaged in no other business except those conducted by SenTech, AMF and Anatomic and the ownership of the capital stock of these Subsidiaries.
3.7 Acquisition of SenTech and AMF
          (a) Except as disclosed in Part 3.7(a) of the Disclosure Letter, all purchase price adjustments under the SenTech Acquisition Agreement and the AMF Acquisition Agreement, whether for working capital or contingent consideration, have been concluded and no further liability remains for the payment of purchase price thereunder.
          (b) Except as disclosed in Part 3.7(b) of the Disclosure Letter, (i) no indemnity claims have been made by AMF or SenTech against, or asserted against AMF or SenTech by, the applicable party under the SenTech Acquisition Agreement or the AMF Acquisition Agreement, and (ii) to the Knowledge of CGI and Seller, no event has occurred or circumstance exists that may reasonably be expected to give rise to or serve as a basis for an indemnification claim under the SenTech Acquisition Agreement or the AMF Acquisition Agreement, whether such claim is made by or asserted against SenTech or AMF.
4.	REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to CGI and the Seller as follows:
     4.1 Organization and Good Standing
     Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.
     4.2 Authority; No Conflict
          (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right,

power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by Buyer of this Agreement and any related agreements to which it is a party and the consummation by it of the Contemplated Transactions and any transactions contemplated by such related agreements have been duly authorized and approved and no other action with respect to Buyer is necessary to authorize this Agreement, such related agreements or such transactions contemplated hereby or thereby.
          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
          (i) any provision of Buyer’s Organizational Documents;
          (ii) any resolution adopted by the board of directors or the stockholders of Buyer;
          (iii) any Legal Requirement or Order to which Buyer may be subject; or
          (iv) any material Contract to which Buyer is a party or by which Buyer may be bound.
          (c) Except as set forth in Schedule 4.2 hereto, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
          (d) Buyer, as sponsor of the Trust, is authorized in such capacity to cause the Trust to issue the CODI Shares and to accept the Shares and the Note as payment therefor. .
     4.3 Investment Intent
     Buyer is acquiring the Shares and the Note for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
     4.4 Certain Proceedings
     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
     4.5 Title to CODI Shares
     Immediately prior to the consummation of the Contemplated Transactions, Buyer will own and will have good and valid title to the CODI Shares, free and clear of all Encumbrances; and upon delivery of the CODI Shares to Seller in exchange for the Shares and the Note, Seller will receive good and valid title to the CODI Shares, free and clear of all Encumbrances. All of the CODI Shares were duly authorized and validly issued and are fully paid and nonassessable. None of the CODI Shares was issued in violation of the Securities Act or any other Legal Requirement.

5.	COVENANTS
     5.1 Rights to Indemnification Under Historical Purchase Agreement
          (a) Subject to paragraphs (b) and (c) of this Section 5.1, if (i) Buyer shall suffer Damages as a result of any inaccuracy in or breach of, or any failure to perform or comply with, any representation or warranty, or any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation or warranty, under the Historical Purchase Agreement by the seller party thereunder, (ii) Buyer notifies CGI in writing (each such notice an “Historical Claim Notice”) of such breach, failure, occurrence or circumstance (each an “Historical Claim”), each of which Historical Claim Notices shall specify in particularity the basis for such Historical Claim and the amount of such claimed Damages, and (iii) at the time of receipt of an Historical Claim Notice, CGI has sufficient information to prosecute such Historical Claim, then CGI shall in good faith cooperate with Buyer in fully prosecuting such Historical Claim.
          (b) CGI’s obligations under paragraph (a) of this Section 5.1 with respect to each Historical Claim shall be conditioned upon Buyer’s agreement to (i) pay, or reimburse CGI for, all costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with the prosecution of such Historical Claim, (ii) indemnify and hold CGI and Seller and their respective Affiliates harmless against any and all claims, counterclaims, Damages, fees and expenses incurred as a result of or arising from the prosecution of such Historical Claim, and (iii) if and to the extent requested by CGI, assume (with the assistance of legal counsel reasonably acceptable to CGI) responsibility for the prosecution of such Historical Claim.
          (c) Any amounts recovered by CGI or Buyer as a result of the prosecution of any Historical Claim shall be for the benefit of Buyer.
6.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Shares and the Note and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     6.1 Accuracy of Representations
     Except as contemplated or permitted by this Agreement, all of CGI’s and the Seller’s representations and warranties in this Agreement must be accurate in all material respects as of the Closing Date. Notwithstanding the foregoing, those representations and warranties (a) expressly made as of a particular date must be accurate in all material respects as of that particular date and (b) qualified by the term “material” or containing terms such as “Material Adverse Effect” or “Material Adverse Change” shall be true and correct in all respects as of the Closing Date. Notwithstanding the foregoing, the representations and warranties of CGI and the Seller set forth in Section 3.3 shall be true and correct in all respects at the Closing.
     6.2 Seller’s Performance
          (a) All of the covenants and obligations that CGI and the Seller, or either of them, are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
          (b) Each document and other item required to be delivered by CGI and/or Seller pursuant to Sections 2.4(a) and (c) must have been delivered.

     6.3 Consents
     Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.
     6.4 Note Purchase Agreement
     The transactions contemplated by the Note Purchase Agreement shall have closed.
     6.5 Additional Documents
     CGI and the Seller must have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of CGI’s and the Seller’s representations and warranties, (ii) evidencing the performance by CGI and the Seller of, or the compliance by CGI and the Seller with, any covenant or obligation required to be performed or complied with by CGI or Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
     6.6 No Proceedings; No Orders
     There must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions. No Order (whether temporary, preliminary or permanent) shall be issued or entered that restrains, enjoins or otherwise prohibits consummation of the Contemplated Transactions.
     6.7 No Claim Regarding Stock Ownership or Sale Proceeds
     There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Shares or the Note, or (b) is entitled to all or any portion of the Purchase Price.
     6.8 No Prohibition
     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
     6.9 Issuance of CODI Shares
     The CODI Shares shall have been issued.
7.	CONDITIONS PRECEDENT TO CGI’S AND THE SELLER’S OBLIGATION TO CLOSE
     CGI and the Seller’s obligation to sell the Shares and to take the other actions required to be taken by CGI and the Seller, or either of them, at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by CGI and the Seller, in whole or in part):

     7.1 Accuracy of Representations
     All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date.
     7.2 Buyer’s Performance
          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
          (b) Buyer must have delivered each of the documents and other items, including the CODI Shares, required to be delivered by Buyer pursuant to Section 2.4(b).
     7.3 Consents
     Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.
     7.4 Additional Documents
     Buyer must have delivered to CGI and the Seller such other documents as CGI and the Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.
     7.5 No Injunction
     There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares or the Note by the Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
8.	INDEMNIFICATION; REMEDIES
     8.1 Survival; Right to Indemnification not Affected by Knowledge
          (a) The representations, warranties and covenants of the parties shall survive the Closing until the fifteenth (15th) month anniversary of the Closing Date; except for (i) the representations and warranties set forth in Sections 3.1(a) (Organization and Good Standing), 3.2(a) (Authority and Enforceability), 3.3 (Capitalization; Title to Shares), which representations and warranties shall survive the Closing until the expiration of the applicable statute of limitations, and (ii) the covenants set forth in Section 5.1 (Rights to Indemnification Under Historical Purchase Agreement), which covenants shall survive the Closing until the expiration of the applicable survival periods under the Historical Purchase Agreement (as applicable, the “Survival Period”). Nothing contained in the foregoing sentence shall prevent recovery under this Section 8 after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (x) and (y) of the following sentence. No party shall have any claim or right of recovery for any breach of a representation, warranty, covenant or agreement unless (x) written notice is given in good faith by that party to the other party of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported breach of the representation, warranty, covenant or agreement, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (y) such notice is given prior to the expiration of the Survival Period.
          (b) The right of any indemnified party to indemnification, payment of Damages or other remedy based on representations, warranties, covenants, and obligations of any indemnifying party will not be affected by any investigation conducted by such indemnified party with respect to, or any Knowledge acquired (or capable of being acquired) by such indemnified party at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation of such indemnifying party. The waiver by such indemnified party of any condition based on the accuracy of any representation or warranty of such indemnifying party, or on the performance of or compliance with any covenant or obligation by such indemnifying party, will not affect the right of such indemnified party to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.
          (c) From and after the Closing, the right of the parties hereto to demand and receive indemnification pursuant to this Section 8 shall be the sole and exclusive remedy exercisable by a party with respect to any claim arising out of or relating to this Agreement or the Contemplated Transactions, except for remedies based on fraud, willful misconduct or bad faith.
     8.2 Indemnification and Payment of Damages by CGI and SELLER
          (a) Indemnification and Payment of Damages. Subject to Section 8.3(b), CGI and Seller will indemnify and hold harmless Buyer and its Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons, any and all Damages arising, directly or indirectly, from or in connection with:
          (i) any Breach of any representation or warranty made by CGI and Seller in Section 3 of this Agreement (giving effect to the Disclosure Letter), the Disclosure Letter or any other certificate or document delivered by CGI and Seller pursuant to this Agreement;
          (ii) any Breach by CGI and Seller of any covenant or obligation of CGI (as relates to Anodyne or the Shares) and Seller in this Agreement; or
          (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either CGI and Seller or any of Anodyne and its Subsidiaries (or any Person acting on their behalf) in connection with the sale of the Shares.
          (b) Limitations. Notwithstanding anything to the contrary in Section 8.2(a), CGI and Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (i) or clause (ii) of Section 8.2(a) until the total of all Damages with respect to such matters exceeds $143,14 (the “Threshold Amount”), and the aggregate liability of CGI and Seller to Buyer Indemnified Persons in respect of Section 8.2(a) shall not in any event exceed $2,147,212 (the “Indemnification Cap”); provided, however, that neither the Threshold Amount nor the Indemnification Cap shall apply to Damages to the extent arising from any Breach of any representation or warranty set forth in Sections 3.1(a), Section 3.2(a) or Section 3.3.

     8.3 Indemnification and Payment of Damages by Buyer
          (a) Indemnification and Payment of Damages. Buyer will indemnify and hold harmless CGI and the Seller, and will pay to CGI and the Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
          (b) Limitations on Amount. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of this Section until the total of all Damages with respect to such matters exceeds $500,000 (the “Buyer Threshold Amount”), and then only for the amount by which such Damages exceed the Buyer Threshold Amount. Notwithstanding anything to the contrary in this Agreement, the Buyer’s aggregate liability to Seller under this Agreement shall not in any event exceed $1,500,000 (the “Buyer Indemnification Cap”); provided, however, that neither the Buyer Threshold Amount nor the Buyer Indemnification Cap shall apply to Damages to the extent arising from any Breach of any representation or warranty set forth in Section 4.2(a).
     8.4 Procedure for Indemnification—Third Party Claims
          (a) Promptly after receipt by an indemnified party under Sections 8.2 or 8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 8.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. Pending a final and binding determination of any such Proceeding, upon giving notice thereof to the indemnifying party, the indemnified party shall be entitled to set off any amount to which it may be entitled under this Section 8 against amounts otherwise payable or distributable by the indemnified party to the indemnifying party, including amounts distributable in respect of equity securities directly or indirectly owned by such indemnified party (such as in respect of trust shares of Compass Diversified Trust). If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) CGI and the Seller hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.
     8.5 Procedure for Indemnification—Other Claims
     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Upon receipt of such notice, the indemnifying party shall have 30 days to object to such claim for indemnification by delivery of a written notice of such objection to the indemnified party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the indemnifying party and such claim shall be paid by the indemnifying party. If an objection is timely made by the indemnifying party, then the indemnifying party and the indemnified party shall negotiate in good faith to resolve any such dispute.
9.	GENERAL PROVISIONS
     9.1 Expenses
     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.
     9.2 Notices
     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to CGI or the Seller:	Compass Group Investments, Inc.
c/o Compass Group International LLC
Sixty One Wilton Road, Second Floor
Westport, Connecticut 06880
Attention: I. Joseph Massoud
Facsimile No.: (203) 221-8253

If to Buyer:	Compass Group Diversified Holdings LLC
Sixty One Wilton Road, Second Floor
Westport, Connecticut 06880
Attention: I. Joseph Massoud
Facsimile No.: (203) 221-8253

with a copy to:	The Compass Group
Sixty One Wilton Road, Second Floor
Westport, Connecticut 06880
Attention: Carrie W. Ryan, Esq.
Facsimile No.: (203) 221-8253
     9.3 Further Assurances
     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     9.4 Waiver
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     9.5 Entire Agreement and Modification; Disclaimer of Representations
          (a) This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          (b) Except as expressly set forth in this Agreement, neither CGI nor Seller makes any representation or warranty, express or implied, at law or in equity, in respect of the Shares, the Note or Anodyne or its Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.
     9.6 Assignments, Successors, and no Third-Party Rights
     No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     9.7 Severability
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     9.8 Section Headings; Construction
     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     9.9 Time of Essence
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     9.10 Governing Law
     This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles thereof.
     9.11 Counterparts
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ James J. Bottiglieri
Name: James J. Bottiglieri
Title: Chief Financial Officer

CGI AND THE SELLER:

COMPASS GROUP INVESTMENTS, INC.

By:	/s/ Lindsey J. Cancino
Name: Lindsey J. Cancino
Title: Director

COMPASS MEDICAL MATTRESSES PARTNERS, LP

By:	/s/ Lindsey J. Cancino
Name: Lindsey J. Cancino
Title: Director, Navco Management, Inc., its General Partner
Signature Page to Stock and Note Purchase Agreement